Exhibit 99.2

Bit Digital Inc. Announces Strategic Shift to Ethereum Treasury and Staking Operations

NEW YORK, June 25, 2025 /PRNewswire/ -- Bit Digital, Inc. (Nasdaq: BTBT) (“Bit Digital” or the “Company”), today announced that it has initiated a strategic transition to become a pure play Ethereum (“ETH”) staking and treasury company. The Company began accumulating ETH and operating staking infrastructure in 2022 and has steadily increased its holdings since that time.

As of March 31, 2025, the Company held 24,434.2 ETH and 417.6 BTC, valued at approximately $44.6 million and $34.5 million, respectively, as of that date. Bit Digital intends to convert its BTC holdings into ETH over time.

In connection with the transition, the Company has commenced a strategic alternatives process for its bitcoin mining operations that is expected to result in their sale or wind-down, with any net proceeds to be re-deployed into ETH.

About Bit Digital

Bit Digital is a publicly traded digital asset platform focused on Ethereum-native treasury and staking strategies. For additional information, please contact ir@bit-digital.com or follow us on LinkedIn or X.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Bit Digital, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.